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EXHIBIT 21

LIST OF SUBSIDIARIES OF REGISTRANT

    Altris Group, Ltd.

    Altris International, Ltd

    Optigraphics Corporation, a California corporation

    Optigraphics International Corporation, a California corporation
    (a subsidiary of Optigraphics Corporation)

    Alphamation Incorporated, a California corporation

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LIST OF SUBSIDIARIES OF REGISTRANT